Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

QUANTA SERVICES, INC.

Quanta Services, Inc., a Delaware corporation (the “Corporation”), certifies as follows:

First: Article Eleventh of the Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

To the fullest extent permitted by the laws of the State of Delaware as the same exists or as may hereafter be amended, a director or officer of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any repeal or modification of this Article, or the adoption of any provision inconsistent with this Article, will not increase the personal liability of any director or officer of the Corporation for any act or occurrence taking place before such repeal, modification or adoption. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director or officer by the Corporation for any liability of a director or officer that has not been eliminated by the provisions of this Article. Solely for purposes of this Article, “officer” shall have the meaning provided in Section 102(b)(7) of the Delaware General Corporation Law, as amended from time to time.

Second: The foregoing amendment was duly adopted in accordance with Section 242 of the Delaware General Corporation Law.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Amendment to be signed by its duly authorized officer on the date set forth below.

QUANTA SERVICES, INC.

By:	/s/ Donald C. Wayne
	Name:	Donald C. Wayne
	Title:	Executive Vice President and
General Counsel

Date:	May 30, 2024

Signature Page — Certificate of Amendment